EXHIBIT 10.1

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of April 14, 2011 (the “Effective Date”) between JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender, and as a Lender, and ESCALADE, INCORPORATED (the “Borrower”).

Recitals

The Borrower and JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank, and a Lender, are parties to a Credit Agreement, dated as of April 30, 2009 (as amended by a First Amendment to Credit Agreement, dated as of July 29, 2009 and as amended by a Second Amendment to Credit Agreement, dated as of September 30, 2009, as amended by a Third Amendment to Credit Agreement dated as of October 30, 2009, as amended by a Fourth Amendment to Credit Agreement dated as of March 1, 2010, as amended by a Fifth Amendment to Credit Agreement, dated as of April 15, 2010, and as amended by a Sixth Amendment to Credit Agreement, dated as of May 31, 2010, the “Credit Agreement”). As of the Effective Date, JPMorgan Chase Bank, N.A. is the only Lender under the Credit Agreement.

The Borrower is requesting the Lender and the Administrative Agent to agree to amendments of the Credit Agreement, as made by and in accordance with the terms of this Amendment.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, the Administrative Agent, the Lender, Issuing Bank, Swingline Lender and the Borrower agree as follows:

1.           Definitions. All terms used in this Amendment, including its Recitals, that are defined in the Credit Agreement, and that are not otherwise defined herein, shall have the same meanings in this Amendment as are ascribed to such terms in the Credit Agreement.

2.           Amendment to the Credit Agreement.

(a)           Amendment to Certain Defined Terms. As of the Effective Date, each of the following definitions set `forth in Section 1.01 of the Credit Agreement is amended and, as so amended, restated in its entirety to read as follows:

“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, or with respect to the Letter of Credit participation fees or Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving USD Loan ABR Spread”, “Revolving USD Loan LIBOR Spread”, “Term Loan ABR Spread”, “Term Loan LIBOR Spread”, “Letter of Credit Fee”, or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date:

	Leverage Ratio	Revolving USD Loan ABR Spread	Revolving USD Loan LIBOR Spread	Term Loan ABR Spread	Term Loan LIBOR Spread	Letter of Credit Fee	Commitment Fee Rate
Category 1	greater than or equal to 3.00 to 1.00	.75%	3.00%	.75%	3.25%	3.00%	.50
Category 2	less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	.50%	2.75%	.50%	3.00%	2.75%	.50
Category 3	less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.0	.25%	2.50%	.25%	2.75%	2.50%	.40
Category 4	less than 2.00 to 1.0 but greater than or equal to 1.50 to 1.00	.00%	2.25%	.00%	2.50%	2.25%	.40
Category 5	less than 1.50 to 1.0 but greater than or equal to 1.0 to 1.0	(.25%)	2.00%	(.25%)	2.25%	2.00%	.30
Category 6	less than 1.0 to 1.0	(.25%)	1.75%	(.25%)	2.00%	1.75%	.30

A number in parenthesis in the table above is a negative number. For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each Fiscal Quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first Fiscal Quarter ending after the Seventh Amendment Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 5, and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the required date for delivery thereof until such consolidated financial statements are delivered.

“Approved LC Amount” means the maximum amount of LC Exposure that may be outstanding at any time, as approved from time to time in writing by the Required Lenders. As of the Effective Date, the Approved LC Amount is $5,000,000.00, minus the aggregate undrawn amount of the Martin Yale Letter of Credit at any date of determination.

“Borrowing Base” means, at any date of determination, the sum of (a) 80% of the Eligible Accounts of the Loan Parties at such date, plus (b) the lesser of (i) 50% of the Eligible Inventory of the Loan Parties at such date or (ii) $15,000,000, minus (c) Reserves at such date. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent.

“Martin Yale Letter of Credit” means letter of credit no. 00330811 issued to The Bank of New York Trust Company, N.A. for the account of Martin Yale Industries, Inc. in the original face amount of $2,733,750 with a June 30, 2013 expiry date, as amended from time to time and at any time.

“Minimum Required Tangible Net Worth” means, at any date of determination, an amount equal to (a) beginning on the Seventh Amendment Effective Date through December 31, 2011, $35,000,000.00, and (b) at all times thereafter, an amount equal to $35,000,000.00 plus the aggregate sum of all Annual Tangible Net Worth Increases for each Fiscal Year which closes after the Seventh Amendment Effective Date.

“Revolving USD Loan Maturity Date” means July 31, 2013, or any earlier date on which: (i) the Revolving USD Loan Commitments are reduced to zero or otherwise terminated pursuant to the terms of this Agreement; or (ii) the maturity of the Revolving USD Loans is accelerated pursuant to the terms of this Agreement.

“Revolving USD Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving USD Loans and Swingline Loans to the Borrower hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving USD Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Revolving USD Commitment as of the Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving USD Commitment, as applicable. The aggregate amount of the Lenders’ Revolving USD Commitments on the Seventh Amendment Effective Date is $22,000,000.00.

(b)           Addition of Certain Defined Terms. As of the Effective Date, the following definitions are added to Section 1.01 of the Credit Agreement in the appropriate alphabetical positions:

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies in all respects each of the following requirements:

(a)           such Acquisition is not a hostile or contested acquisition;

(b)           the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Seventh Amendment Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)           both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d)           as soon as available, but not less than 30 days prior to such Acquisition, the Borrower has provided the Administrative Agent (i) notice of such Acquisition, (ii) a copy of all business and financial information reasonably requested by the Administrative Agent or the Lenders, including pro forma financial statements, balance sheets, statements of cash flow, and Revolving USD Loan Availability projections, and (iii) copies of the fully executed purchase or other acquisition agreement with respect to such Acquisition and all other documents, instruments, and agreements with respect to such Acquisition;

(e)           promptly upon the closing of such Acquisition, the Borrower has provided the Administrative Agent (i) evidence satisfactory to the Administrative Agent of the closing of such Acquisition, and (ii) in connection with an Acquisition of the Equity Interests of any Person, evidence that legal title to such Equity Interests is vested in a Loan Party, and in connection with an Acquisition of the assets of any Person, evidence that legal title to such assets is vested in a Loan Party;

(f)           the total consideration (including Indebtedness assumed or otherwise incurred in connection therewith for all Acquisitions made during the period from the Seventh Amendment Effective Date to July 31, 2013 shall not exceed $5,000,000.00 in the aggregate;

(g)           if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that such Person shall become a wholly-owned Subsidiary of the Borrower and shall become a Loan Party pursuant to the terms of this Agreement;

(h)           if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(i)           no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities or obligations (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(j)           in connection with an Acquisition of the Equity Interests of any Person, all Liens on any assets of such Person shall be terminated unless the Required Lenders in their separate sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated; and

(k)           the Borrower shall certify (and provide the Administration Agent with pro forma calculations in form and substance reasonably satisfactory to the Administrative Agent) to the Administrative Agent that, after giving effect to the completion of such Acquisition, the Borrower will be in compliance with the financial covenants in Section 5.15 on a pro forma basis which includes all consideration given in connection with such Acquisition, other than Equity Interests of the Borrower delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition.”

“Seventh Amendment Effective Date” means April 14, 2011.

(c)           Amendment to Section 6.04(a). As of the Effective Date, Section 6.04(a) of the Credit Agreement is amended to delete the word “and” at the end of subsection (m) thereof; to replace the grammatical period at the end of subsection (n) thereof with “; and”; and to add the following subsection (o) thereto:

“(o) Permitted Acquisitions.”

(d)           Amendment to Section 6.12. As of the Effective Date, Section 6.12 of the Credit Agreement is amended and, as so amended, restated in its entirety to read as follows:

“SECTION 6.12. Capital Expenditures. The Borrower and its Subsidiaries, on a consolidated basis, shall not incur or make Capital Expenditures (a) during Fiscal Year 2010 of the Borrower in an aggregate amount exceeding $3,500,000; (b) during Fiscal Year 2011 of the Borrower in an aggregate amount exceeding $3,700,000; (c) during Fiscal Year 2012 of the Borrower in an aggregate amount exceeding $4,000,000, and (d) during Fiscal Year 2013 of the Borrower in an aggregate amount exceeding $4,000,000.”

(e)           Amendment to Commitment Schedule. As of the Effective Date, the Commitment Schedule attached to the Credit Agreement is amended and, as so amended, restated in its entirety to read as follows:

COMMITMENT SCHEDULE

Lender	Revolving USD Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$22,000,000.00	$8,500,000

Total	$22,000,000.00	$8,500,000

3.           Representations and Warranties. The Borrower represents and warrants to the Lenders and the Administrative Agent that:

(a)      (i) The execution, delivery, and performance of this Amendment and all agreements, instruments and documents delivered pursuant hereto by the Borrower and each Loan Guarantor have been duly authorized by all necessary corporate action, and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to the Borrower or any Loan Guarantor, or the articles of incorporation or by-laws of the Borrower or any Loan Guarantor, or result in a breach of or constitute a default under any material agreement, lease, or instrument to which the Borrower or any Loan Guarantor is a party or by which the Borrower or any Loan Guarantor or any of their respective properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption, or filing of a registration with any court or governmental department, agency, or instrumentality is or will be necessary to the valid execution, delivery, or performance by the Borrower or any Loan Guarantor of this Amendment and all agreements, instruments and documents delivered pursuant hereto; (iii) this Amendment is the legal, valid, and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms; and (iv) this Reaffirmation executed by each Loan Guarantor in connection with this Amendment is the legal, valid, and binding obligation of each Loan Guarantor and is enforceable against each Loan Guarantor in accordance with its terms.

(b)      The representations and warranties contained in Article III of the Credit Agreement are true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date.

(c)      No Default or Event of Default has occurred and is continuing or will exist under the Credit Agreement as of the Effective Date.

4.           Conditions. The obligation of the Lenders and the Administrative Agent to execute and to perform this Amendment shall be subject to full satisfaction of the following conditions precedent on or before the Effective Date:

(a)      Copies, certified as of the Effective Date, of the corporate documents or resolutions of the Borrower and the Loan Guarantors as the Administrative Agent may request evidencing necessary action by the Borrower or such Loan Guarantors with respect to the approval and authorization of this Amendment and all other agreements or documents delivered pursuant hereto as the Administrative Agent may request.

(b)      This Amendment shall have been executed by the Borrower and delivered to the Administrative Agent, and executed by the Lenders and the Administrative Agent.

(c)      Each Loan Guarantor shall have executed and delivered to the Administrative Agent a Consent and Reaffirmation of its Unlimited Continuing Guaranty, such reaffirmation to be in form and substance acceptable to the Administrative Agent in its sole discretion.

(d)      The Borrower shall have executed and delivered to the Administrative Agent a Second Amended Restated Revolving USD Loan Note to the order of JPMorgan Chase Bank, N.A. in the amount of $22,000,000, and in form and substance the same as Exhibit A to this Amendment.

(e)      The Borrower shall have paid to JPMorgan Chase Bank, N.A. an amendment fee in the amount of $22,000.

5.           Further Agreements and Acknowledgements. The Borrower further agrees and acknowledges as follows:

(a)      Neither this Amendment, nor any action taken by the Lenders or the Administrative Agent pursuant to this Amendment, shall impair, prejudice, or in any other manner affect the rights of the Lenders or the Administrative Agent in and to any Collateral or other security which now or hereafter secures payment or performance of the Secured Obligations or any part thereof, or establish or be deemed to establish any precedent or course of dealing with respect to any matter.

(b)      Neither this Amendment, nor any action taken by the Lenders or the Administrative Agent pursuant to this Amendment, shall constitute or be deemed to be a waiver by the Lenders of any Default or Event of Default or of any of the provisions of the Loan Documents or any rights or remedies of the Lenders or the Administrative Agent thereunder, it being understood that the Lenders and the Administrative Agent have reserved and continues to expressly reserve and shall retain all rights, claims, remedies, actions, and causes of action in connection with and with respect to the Secured Obligations, all Collateral which secures the Secured Obligations and the Loan Documents, and any actions or failure to act by the Borrower or any other Loan Party either before or after execution of this Amendment.

(c)      Each Loan Document executed by all or any of the Loan Parties remains and is valid, binding and enforceable in accordance with its terms.

(d)      The Borrower shall pay, within ten (10) days of the date of its receipt of billing from the Administrative Agent, the reasonable fees and out-of-pocket expenses of Baker & Daniels LLP, special counsel to the Administrative Agent, for the negotiation, preparation and closing of this Amendment and all other documents required in connection herewith. The Administrative Agent is authorized to debit Borrower’s operating account with JPMorgan Chase Bank, N.A. to pay such fees and expenses.

6.           Amendment of Other Loan Documents. All references to the Credit Agreement in the other Loan Documents shall mean the Credit Agreement, as modified and amended by this Amendment and as it may be further amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time. Except as expressly modified and amended by this Amendment, all of the terms and provisions of the Credit Agreement and the other Loan Documents remain in full force and effect, and are fully binding on the parties thereto and their respective successors and assigns.

7.           Binding on Successors and Assigns. All of the terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

8.           Governing Law. This Amendment is a contract made under, and shall be governed by and construed in accordance with the laws of the State of Indiana.

9.           Entire Agreement. This Amendment constitutes and expresses the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements, or conditions, whether expressed or implied, oral or written.

10.           Survival. All covenants, agreements, undertakings, representations, and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and shall not be affected by any investigation made by any person.

11.           Counterparts/Facsimile Signatures. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, e-mail or other electronic means shall be effective as delivery of a executed physical counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized signatories.

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and Lender

By:	/s/ Randall K. Stephens, Vice President
Randall K. Stephens, Vice President

ESCALADE, INCORPORATED

By:	/s/ Deborah J. Meinert
Deborah J. Meinert, VP Finance and CFO

Exhibit A

FORM OF SECOND
AMENDED AND RESTATED
REVOLVING USD NOTE

U.S. $22,000,000.00	April 14, 2011

FOR VALUE RECEIVED, on or before the Revolving USD Loan Maturity Date, ESCALADE, INCORPORATED, an Indiana corporation (“Maker”) unconditionally promises to pay to the order of JPMorgan Chase Bank, N.A. (“Bank”) at the offices of the Administrative Agent, at 1 East Ohio Street, Indianapolis, Indiana 46247, the principal sum of Twenty Two Million and 00/100 Dollars ($22,000,000.00) (or, if less, the unpaid principal balance thereof), together with interest thereon as provided in the Credit Agreement (as defined below). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement (as defined below).

The principal of this Second Amended and Restated Revolving USD Note (this “Revolving USD Note”) and all interest accruing thereon shall be due and payable by Maker on such dates and in accordance with the terms of the Credit Agreement. All amounts received on this Revolving USD Note shall be applied in accordance with the terms of the Credit Agreement.

This Revolving USD Note is one of the “Revolving USD Notes” referred to in the Credit Agreement, dated as of April 30, 2009, between Maker, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Lender and Issuing Bank (as amended by a First Amendment to Credit Agreement, dated as of July 29, 2009 and as amended by a Second Amendment to Credit Agreement, dated as of September 30, 2009, as amended by a Third Amendment to Credit Agreement dated as of October 30, 2009, as amended by a Fourth Amendment to Credit Agreement dated as of March 1, 2010, as amended by a Fifth Amendment to Credit Agreement, dated as of April 15, 2010, as amended by a Sixth Amendment to Credit Agreement, dated as of May 31, 2010, as amended by a Seventh Amendment to Credit Agreement, dated as of April 14, 2011, and as further amended, modified or restated from time to time and at any time, the “Credit Agreement”), to which reference is made for the conditions and procedures under which advances, payments, readvances and repayments may be made prior to the maturity of this Revolving USD Note, for the terms upon which Maker may make and is required to make prepayments from time to time and at any time prior to the maturity of this Revolving USD Note, and for the terms and conditions upon which the maturity of this Revolving USD Note may be accelerated and the unpaid balance of principal and accrued interest thereon declared immediately due and payable.

If any installment of principal or interest due under the terms of this Revolving USD Note falls due on a day which is not a Business Day, the due date shall be extended to the next succeeding Business Day and interest will be payable at the applicable rate for the period of such extension.

All amounts payable under this Revolving USD Note shall be payable without relief from valuation and appraisement laws, and with all collection costs and attorneys’ fees.

The holder of this Revolving USD Note, may make extensions of time for payment of the indebtedness evidenced by this Revolving USD Note, or reduce the payments thereon, release any collateral securing payment of such indebtedness or accept a renewal note or notes therefor, all without notice to Maker or any endorser(s) and Maker and all endorsers hereby severally consent to any such extensions, reductions, releases and renewals, all without notice, and agree that any such action shall not release or discharge any of them from any liability hereunder. Maker and endorser(s), jointly and severally, waive demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this Revolving USD Note and each of them consents to all extensions of the time of payment thereof.

A-1

MAKER AND BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG MAKER AND BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS REVOLVING USD NOTE OR ANY OTHER LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE LOAN DOCUMENTS. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS REVOLVING USD NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO ITS CHOICE OR CONFLICTS OF LAWS PROVISIONS. MAKER AGREES THAT THE COURTS OF THE STATE OF INDIANA LOCATED IN INDIANAPOLIS, INDIANA, AND THE FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF INDIANA, MARION COUNTY, HAVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS REVOLVING USD NOTE OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH AND MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.

This Second Amended and Restated Revolving USD Note amends and, as so amended, restates in its entirety an Amended and Restated Revolving USD Note, dated as of May 31, 2010, issued by Maker to Bank in the maximum principal sum of $27,000,000.00, which amended and, as so amended, restated in its entirety a Revolving USD Note, dated as of April 30, 2009, issued by Maker to Bank in the maximum principal amount of $50,000,000.00.

Executed and delivered as of April 14, 2011.

ESCALADE, INCORPORATED,
an Indiana corporation

By:
Deborah J. Meinert, VP Finance and CFO

A-2

Consent and Reaffirmation

Each of the undersigned expressly consents to the execution, delivery and performance by the Borrower, the Issuing Bank, the Swingline Lender, the Lenders and the Administrative Agent of the Seventh Amendment to Credit Agreement, dated as of April 14, 2011 (the “Amendment”) and all agreements, instruments and documents delivered pursuant to the Amendment, and agrees that neither the provisions of the Amendment nor any action taken or not taken in accordance with the terms of the Amendment shall constitute a termination, extinguishment, release, or discharge of any of its obligations under the Unlimited Continuing Guaranty, dated as of April 30, 2009, in favor of the Lenders and the Administrative Agent guaranteeing payment of the Secured Obligations when due (each a “Guaranty”), or provide a defense, set off, or counterclaim to it with respect to any of its obligations under such Guaranty or any other Loan Documents. Each of the undersigned affirms to the Issuing Bank, the Swingline Lender, the Lenders and the Administrative Agent that its Guaranty is in full force and effect, is a valid and binding obligation of the undersigned and continues to secure and support the Secured Obligations, the payment of which is guaranteed by the undersigned pursuant to the Guaranty. Each of the undersigned acknowledges and agrees that the fact that the Administrative Agent, the Issuing Bank, the Swingline Lender, and the Lenders have sought this Reaffirmation does not create any obligation, right, or expectation that the Administrative Agent and the Lenders will seek the undersigned’s consent to or reaffirmation with respect to any other or further amendments or modifications to the Credit Agreement or the Loan Documents. Each of the undersigned agrees that the representations set forth in Sections 3(a), (b) and (c) of the Amendment are correct as of the date set forth below.

Dated as of April 14, 2011.

Bear Archery, Inc.		Martin Yale Industries, Inc.

By:	/s/ Deborah J. Meinert	By:	/s/ Deborah J. Meinert
Deborah J. Meinert, VP Finance and Secretary		Deborah J. Meinert, VP Finance and Secretary

EIM Company, Inc.		Olympia Business Systems, Inc.

By:	/s/ Deborah J. Meinert	By:	/s/ Deborah J. Meinert
Deborah J. Meinert, VP Finance and Secretary		Deborah J. Meinert, VP Finance and Secretary

Escalade Insurance, Inc.		SOP Services, Inc.

By:	/s/ Deborah J. Meinert	By:	/s/ Deborah J. Meinert
Deborah J. Meinert, VP Finance and Secretary		Deborah J. Meinert, VP Finance and Secretary

Escalade Sports Playground, Inc.		U. S. Weight, Inc.

By:	/s/ Deborah J. Meinert	By:	/s/ Deborah J. Meinert
Deborah J. Meinert, VP Finance and Secretary		Deborah J. Meinert, VP Finance and Secretary

Harvard Sports, Inc.		Indian Industries, Inc.

By:	/s/ Deborah J. Meinert	By:	/s/ Deborah J. Meinert
Deborah J. Meinert, VP Finance and Secretary		Deborah J. Meinert, VP Finance and Secretary